COLONIAL HIGH INCOME MUNICIPAL TRUST
                              One Financial Center
                           Boston, Massachusetts 02111



May 11, 1999


Dear Shareholder:

You recently received a proxy statement and ballot requesting your vote on important proposals. Our records show that we have not received your completed ballot. The Colonial High Income Municipal Trust's Annual Meeting of Shareholders has been adjourned for May 20, 1999, and it is important that we receive your vote before this meeting to avoid the continued expense of additional solicitations for this proposal. Please cast your ballot. We have included another copy of the proxy ballot and a business reply envelope for your convenience.

To make voting faster and more convenient for you, we have arranged for you to vote by telephone, if you prefer. However, if you choose to vote by telephone, please do not mail the enclosed proxy ballot. The enclosed materials provide a toll-free telephone number and instructions on voting by telephone.

Colonial Management and the Trustees believe that the proposal to permit the issuance of preferred shares is in the best interests of shareholders because this may result in an increase in net income available to holders of common shares.

In closing, we ask you to review the proxy statement and consider the proposal carefully. Thank you for your assistance.

Sincerely,



Stephen E. Gibson
President